Exhibit 16.1

[Letterhead of PricewaterhouseCoopers LLP]

October 5, 2005

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by Affinia Group Intermediate Holdings, Inc. (copy attached), which we understand will be filed with the United States Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K report of Affinia Group Intermediate Holdings, Inc. dated September 29, 2005. We agree with the statements concerning our Firm in such Form 8-K. However, we make no comment whatsoever regarding the following matters:

•	The current status of the four material weaknesses disclosed in the Form 8-K report dated September 29, 2005 or any remedial actions taken by Affinia Group Intermediate Holdings, Inc. with respect to such material weaknesses.

•	The intentions of Affinia Group Intermediate Holdings, Inc. with respect to engaging a new independent registered public accounting firm.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP